RELEASE OF GUARANTY
                                 (Empire Loans)

         Reference is made to the Loan And Security Agreement (the "Loan Agreement") dated May 29, 1996 by and among BT COMMERCIAL CORPORATION ("BTCC"), as a lender, and as administrative agent ("Administrative Agent") for all "Lenders" (as hereinafter defined), with an office at 233 South Wacker Drive, Chicago, Illinois 60606, LASALLE NATIONAL BANK, a national banking association, as a lender ("LASALLE") and as collateral agent ("Collateral Agent") for all lenders with an address at 135 South LaSalle Street, Chicago, Illinois 60674, and EMPIRE INDUSTRIES, INC., a North Carolina corporation ("Borrower") as the same has been amended from time to time (including amendments contemporaneous with the execution of this Release of Guaranty), pursuant to which the Lenders granted credit and made loans to Borrower. LASALLE, is now Agent for itself, and as Agent for all Lenders that are parties to the Loan Agreement, which currently are LASALLE, CONGRESS FINANCIAL CORPORATION (CENTRAL) ("Congress"), and FINOVA CAPITAL CORPORATION ("FINOVA").

         Pursuant to the Eighth Amendment to the Loan Agreement, dated March 9, 1999, APPLE SPORTS, INC. ("Apple"), One Roebling Court, Ronkonkoma, New York 11779, APPLE GOLF SHOES, INC. ("Golf'), One Roebling Court, Ronkonkoma, New York 11779, and DORSON SPORTS, INC. ("Dorson"), One Roebling Court, Ronkonkoma, New York 11779, each individually as a ("Guarantor") and collectively the "Guarantors", each then an affiliate of Borrower, executed and delivered to the Lenders, it's Guaranty of the indebtedness of the Borrower pursuant to the Loan Agreement by a Guaranty dated March 9, 1999 (the "Guaranty").

         In conjunction with the sale of the capital stock and certain Assets of Apple, Golf and Dorson by Empire Industries, Inc. to Apple Sports Acquisition, Inc., Dorson Sports Acquisition, Inc. and Apple Shoes Acquisition, Inc., as authorized by the Order of the United States Bankruptcy Court for the Southern District of Florida, in Case Numbers 00-35179 and 00-35180-BKC-PGH dated January 17,2001 and the restructuring of the loans pursuant to the Loan Agreement, LASALLE as Agent for itself, CONGRESS, and FINOVA and any and all Lenders, hereby releases and discharges Guarantors and their subsidiaries from (i) any and all liability or responsibility under the Guaranty and (ii) from any and all liabilities of Guarantors and their subsidiaries, to the Agent or any of the Lenders evidencing or securing any indebtedness of Borrower, Empire of Carolina, Inc., and/or any of their respective affiliates (other than Guarantors); and the same are completely and finally, without recourse, discharged, satisfied and terminated and any Collateral securing any of the foregoing released obligations is hereby released; provided, however, that this Release of Guaranty has no effect whatsoever on the obligations of the Guarantors in favor of the Lenders, under the Amended, Restated and Consolidated Loan and Security Agreement dated March 24, 1999 by and among Lenders and the Guarantors, as Borrowers, as amended. LASALLE represents, pursuant to the Loan Agreements and other related loan documents, that it is authorized to execute and deliver this Release of Guaranty on behalf of all Lenders.

         IN WITNESS THEREOF, LASALLE has executed and delivered this Release of Guaranty on behalf of and as Agent for all Lenders.

LASALLE NATIONAL BANK, N.A.


By:      /s/ Robert Corsentino
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             Robert Corsentino
             Name

SVP
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Title